UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 19, 2023

Tabula Rasa HealthCare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37888	46-5726437
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

228 Strawbridge Drive, Suite 100, Moorestown, New Jersey	08057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 648-2767

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TRHC	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed, on August 5, 2023, Tabula Rasa HealthCare, Inc. (“TRHC” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Locke Buyer, LLC, a Delaware limited liability company (“Parent”), and Locke Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, on the terms and conditions set forth therein and in accordance with the Delaware General Corporation Law, Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). On September 29, 2023, the Company filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) in connection with the Merger.

Since the initial filing of the Proxy Statement, four complaints have been filed in federal courts in New York and Delaware by purported Company stockholders against the Company and the members of the board of directors of the Company (the “Board”) in connection with the Merger: Ryan O’Dell v. Tabula Rasa HealthCare, Inc., et al., Case No.  No. 1:23-cv-8653 (filed October 2, 2023) (S.D.N.Y.); Michael Kent v. Tabula Rasa HealthCare, Inc., et al., Case No. 1:23-cv-01110 (filed October 6, 2023) (D. Del.); Christopher Scott v. Tabula Rasa HealthCare, Inc., et al., Case No. 1:23-cv-08789 (filed October 6, 2023) (S.D.N.Y.); and Elaine Wang v. Tabula Rasa HealthCare, Inc., et al., Case No. 1:23-cv-08829 (filed October 6, 2023) (S.D.N.Y.) (collectively, the “Federal Stockholder Litigation”). In addition, one complaint has been filed in the Superior Court of New Jersey by a purported Company stockholder against, among others, the Company and the members of the Board in connection with the Merger: Dean Drulias v. Tabula Rasa Healthcare, Inc., et al., Case No. BUR-C-000073-23 (filed October 11, 2023) (N.J. Super. Ct) (the “New Jersey Stockholder Litigation” and, together with the Federal Stockholder Litigation, the “Stockholder Litigation”). Each of the complaints filed in federal court include allegations that, among other things, the Proxy Statement omitted certain material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated under the Exchange Act, rendering such document, as applicable, false and misleading. The complaint filed in the Superior Court of New Jersey asserts claims of violation of the New Jersey Uniform Securities Law (1997), negligent misrepresentation and concealment under New Jersey common law and negligence under New Jersey common law. Additionally, attorneys representing several purported Company stockholders have sent demand letters alleging similar insufficiencies in the disclosures in the Proxy Statement (such letters, the “Demand Letters”, and together with the Stockholder Litigation, the “Litigation Matters”).

The complaints filed in the Stockholder Litigation seek various remedies, which include, among other things: (i) enjoining the defendants from proceeding with the proposed Merger unless and until the defendants disclose certain allegedly material information that was allegedly omitted from the Proxy Statement; (ii) rescinding the Merger Agreement or any of the terms thereof to the extent already implemented or granting rescissory damages; (iii) awarding the plaintiffs the costs and disbursements of the action, including reasonable attorneys’ and expert fees and expenses; (iv) directing the defendants to account to the plaintiff for all damages suffered as a result of the alleged wrongdoing; (v) declaring that the defendants violated Sections 14(a) and/or 20(a) of the Exchange Act; (vi) directing the defendants to file a proxy statement that does not contain any untrue statements of material fact; and (vii) granting such other and further relief as the court may deem just and proper.

The Company believes that the allegations contained in the Litigation Matters are without merit and that no further disclosures are required to supplement the Proxy Statement under applicable laws. However, in order to avoid the risk of the Litigation Matters delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company has determined to voluntarily make the following supplemental disclosures to the Proxy Statement as described in this Current Report on Form 8‑K. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Litigation Matters and that any additional disclosure was or is required.

These supplemental disclosures will not change the consideration to be paid to the Company stockholders in connection with the Merger or the timing of the special meeting of Company stockholders (the “Special Meeting”) to be held on October 31, 2023, at 10:00 a.m. (Eastern Time), virtually via the internet at www.virtualshareholdermeeting.com/TRHC2023SM. The Board continues to unanimously recommend that you vote “FOR” the proposals to be voted on at the Special Meeting described in the Proxy Statement.

Supplemental Disclosures to the Proxy Statement in Connection with the Litigation Matters

The following disclosures in this Current Report on Form 8-K supplement the disclosures contained in the Proxy Statement and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety. All page references are to the Proxy Statement, and terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement.

The disclosure in the section entitled “The Merger” under the heading “Background of the Merger”, beginning on page 32 of the Proxy Statement, is hereby amended as follows:

The eighth full paragraph on page 33 is amended and supplemented by adding the following sentence to the end of such paragraph:

The July 28, 2022 Offer did not include an offer to retain Company management in the surviving company or to permit Company management to participate in the equity of the surviving company.

The eleventh full paragraph on page 33 is amended and supplemented by adding the following sentence to the end of such paragraph:

The August 1, 2022 Offer did not include an offer to retain Company management in the surviving company or to permit Company management to participate in the equity of the surviving company.

The fifth full paragraph on page 34 is amended and supplemented by adding the following sentence to the end of such paragraph:

The August 16, 2022 Offer did not include an offer to retain Company management in the surviving company or to permit Company management to participate in the equity of the surviving company.

The tenth full paragraph on page 34 is amended and supplemented by adding the following sentences to the end of such paragraph:

Regarding membership of the Strategic Review Committee, pursuant to the terms of the Cooperation Agreement, Messrs. Schwartz and Schrier (together “New Directors”) were appointed to the Board as Class III directors.  Initially, the Strategic Review Committee consisted of the New Directors and Dr. Jan Berger, to serve until the 2023 Annual Meeting. Mr. Mitchell was appointed to serve on the Strategic Review Committee when he replaced Mr. Tunstall on the Board pursuant to the terms of the Cooperation Agreement following notification that Indaba had identified a new independent director consistent with the terms of the Cooperation Agreement. At the same times, Mr. Purcell  was appointed to serve on the Strategic Review Committee to fill the vacancy created by the resignation of Mr. Schwartz from the Strategic Review Committee (which resignation occurred as a part of ordinary course rearrangement of Board committee assignments). None of the members of the Strategic Review Committee received additional compensation in connection with their service on the Strategic Review Committee.

The third full paragraph on page 37 is amended and supplemented by adding the following sentence after the first sentence of the paragraph:

The March 12 Offer did not include an offer to retain Company management in the surviving company or to permit Company management to participate in the equity of the surviving company.

The first sentence of the fourth full paragraph on pg. 38 is amended and restated by replacing such sentence in its entirety with the following (with new text underlined and in bold):

On April 4, 2023, the Company, Nautic and CPRx executed a non-disclosure agreement ~~with~~, which did not contain a “don’t ask, don’t waive” provision, but included a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions.

The first sentence of the ninth full paragraph on pg. 38 is amended and restated by replacing such sentence in its entirety with the following (with new text underlined and in bold):

On April 13, 2023, the Company and Party C executed a non-disclosure agreement ~~with~~, which did not contain a “don’t ask, don’t waive” provision, but included a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions.

The first sentence of the first full paragraph on pg. 39 is amended and restated by replacing such sentence in its entirety with the following (with new text underlined and in bold):

On April 24, 2023, the Company and Party D executed a non-disclosure agreement ~~with~~, which did not contain a “don’t ask, don’t waive” provision, but included a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions.

The third full paragraph on page 39 is amended and supplemented by adding the following sentence to the end of such paragraph:

The May 4 Offer did not include an offer to retain Company management in the surviving company or to permit Company management to participate in the equity of the surviving company.

The seventh full paragraph on page 40 is amended and supplemented by adding the following sentence to the end of such paragraph:

The June 2 Offer did not include an offer to retain Company management in the surviving company or to permit Company management to participate in the equity of the surviving company.

The fourth full paragraph on page 43 is amended and supplemented by adding the following sentence to the end of such paragraph:

The indication of interest from Party H did not include an offer to retain Company management in the surviving company or to permit Company management to participate in the equity of the surviving company.

The second full paragraph on page 44 is amended and supplemented by adding the following sentence to the end of such paragraph:

As a result of Nautic’s indication, and the benefits of the potential transaction with Nautic, the Board ultimately decided to not engage with Party H further regarding its indication of interest.

The first full paragraph on page 45 is amended and supplemented by adding the following sentence to the end of such paragraph:

The July 30 Offer did not include an offer to retain Company management in the surviving company or to permit Company management to participate in the equity of the surviving company.

The final sentence of the fifth full paragraph on page 46 is hereby amended and restated by replacing such sentence in its entirety with the following (with new text underlined and in bold):

Out of the 47 potentially interested parties, seventeen were financial buyers and thirty were strategic buyers. The Company executed an acceptable confidentiality agreement, which did not contain a standstill provision, with one of those 47 parties and subsequently provided non-public information relating to the Company and its subsidiaries to that one party.

The following sentence is added as the final paragraph on page 46:

As of the date of this Current Report on Form 8-K, the Strategic Review Committee has not been disbanded.

The disclosure in the section entitled “The Merger” under the heading “Certain Financial Forecasts”, beginning on page 53 of the Proxy Statement, is hereby amended as follows

The second sentence of the fifth full paragraph on page 54 is amended and restated by replacing such paragraph in its entirety with the following (with new text underlined and in bold):

The Base Management Case identified forecasts (as updated from time to time, the “NOL forecasts”), set forth in the tables below as the “NOL Cash Flow Impact”, of the cash flow impact resulting from applying the Company’s federal net operating loss carryforwards (“NOLs”) to Company management’s estimates of taxable income for fiscal years 2023 through 2032, assuming a 21% federal tax rate.

The tables and related footnotes for Base Management Case and Upside Management Case on page 55 of the Proxy Statement are hereby amended as follows (with new text underlined and in bold):

Base Management Case

	Fiscal Year ending December 31,
($ millions)	‘23E	‘24E	‘25E	‘26E	‘27E	‘28E	‘29E	‘30E	‘31E	‘32E
Revenue	360	432	525	629	752	874	987	1,082	1,150	1,184
Adjusted EBITDA (excl. SBC)(1)	21	36	55	75	103	119	135	148	157	162
Depreciation & Amortization	(26)	(28)	(26)	(23)	(22)	(24)	(25)	(25)	(25)	(24)
Stock-Based Compensation	(14)	(16)	(14)	(13)	(13)	(15)	(17)	(19)	(20)	(21)
EBIT(2)	(20)	(8)	15	39	68	80	92	103	112	117
Net Operating Profit After Tax(3)	(20)	(8)	11	29	51	60	69	77	84	88
Capital Expenditures	(25)	(18)	(16)	(15)	(17)	(19)	(21)	(23)	(24)	(24)
Unlevered Free Cash Flow~~(2)~~(4)	(22)	(2)	17	33	51	60	68	76	82	86
NOL Cash Flow Impact	—	—	3	7	11	14	16	17	2	—~~(3)~~(5)

Upside Management Case

	Fiscal Year ending December 31,
($ millions)	‘23E	‘24E	‘25E	‘26E	‘27E	‘28E	‘29E	‘30E	‘31E	‘32E
Revenue	371	445	549	666	797	927	1,048	1,149	1,222	1,258
Adjusted EBITDA (excl. SBC)(1)	25	44	68	93	125	145	164	179	191	197
Depreciation & Amortization	(26)	(27)	(25)	(23)	(22)	(24)	(25)	(26)	(26)	(25)
Stock-Based Compensation	(15)	(16)	(14)	(13)	(13)	(15)	(17)	(19)	(20)	(21)
EBIT(2)	(15)	2	29	57	89	105	121	134	144	150
Net Operating Profit After Tax(3)	(15)	1	22	43	67	79	91	101	108	113
Capital Expenditures	(20)	(21)	(16)	(15)	(17)	(19)	(22)	(24)	(25)	(25)
Unlevered Free Cash Flow~~(2)~~(4)	(13)	3	27	46	66	78	89	99	106	111
NOL Cash Flow Impact	—	—	6	10	15	18	19	—~~(3)~~(5)	—	—

~~(1)~~ “Adjusted EBITDA (excl. SBC)” is defined as adjusted earnings before interest, taxes, depreciation and amortization and stock-based compensation. Adjusted EBITDA (excl. SBC) is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

(2) “EBIT” is defined as earnings before interest and taxes.

(3) “Net Operating Profit After Tax” is defined as net operating profit after tax, the determination of which, for the avoidance of doubt, is reduced by stock-based compensation expense.

~~(2)~~(4) “Unlevered Free Cash Flow” is defined as ~~net operating profit after tax, the determination of which, for the avoidance of doubt, is reduced by stock-based compensation expense,~~ Net Operating Profit After Tax plus depreciation and amortization, less capital expenditures, less (plus) increase (decrease) in net working capital, less certain other cash flow items.

~~(3)~~(5) NOLs would be exhausted by this period.

The disclosure in the section entitled “The Merger” under the heading “Opinion of the Company’s Financial Advisor”, beginning on page 55 of the Proxy Statement, is hereby amended as follows:

The seventh bullet below the second full paragraph on page 56 is amended and restated by replacing such bullet in its entirety with the following (with new text underlined and in bold):

•
certain estimates of the amount of net operating loss carryforwards of the Company prepared by its management, as approved for Goldman Sachs’ use by the Company, which are referred to as the NOL forecasts (~~as defined and more fully described above~~ as set forth in the Base Management Case and Upside Management Case in the section entitled “—Certain Financial Forecasts”)

The following paragraphs on page 58 are amended and restated by replacing such paragraphs in their entirety with the following (with new text underlined and in bold).

Using the Base Management Case and the NOL forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per share of Company common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 13.0% to 15.5%, reflecting estimates of the Company’s weighted average cos of capital, Goldman Sachs discounted to present value as of June 30, 2023 (i) estimates of unlevered free cash flow for the Company for the second half of fiscal year 2023 and for fiscal years 2024 through 2032 as reflected in the Base Management Case and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 2.5% to 3.5% to a terminal year estimate of the unlevered free cash flow of $86 million to be generated by the Company, as reflected in the Base Management Case (which analysis implied terminal year EV / EBITDA exit multiples ranging from 4.2x to 5.8x). In addition, using a discount rate of 13.0% to 15.5%, reflecting an estimate of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2023 the estimated benefits of the Company’s net operating losses for the second half of fiscal year 2023 and for fiscal years 2024 through 2032, as reflected in the NOL forecasts. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Base Management Case and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the net debt of the Company of $262 million as of June 30, 2023, as provided by and approved for Goldman Sachs’ use by the management of the Company, and added the net present value of cash tax savings from federal net operating losses, as reflected in the Base Management Case, including the NOL forecasts, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Company common stock (approximately 28.8 million shares), as provided by and approved for Goldman Sachs’ use by the management of the Company, using the treasury stock method, to derive a range of illustrative present values per share ranging from $5.01 to $10.48.

The following table on page 59 of the Proxy Statement is hereby amended as follows (with new text underlined and in bold):

Announcement Date	Selected Transactions			EV / LTM EBITDA
	Acquiror	Target	Enterprise Value ($bn)
June 2022	TPG Inc.	Convey Health Solutions Holdings, Inc.	$1.1	16.0x
August 2021	Nordic Capital / Insight Partners	Inovalon	7.3	29.0x
December 2020	Gainwell Acquisition Corp.	HMS Holdings Corp.	3.4	21.1x
June 2018	Verscend Technologies, Inc.	Cotiviti Holdings, Inc.	4.9	18.0x
May 2015	CVS Health Corporation	Omnicare, Inc.	12.9	17.7x

The final sentence of the second full paragraph on page 59 is hereby amended and restated by replacing such sentence with the following (with new text underlined and in bold):

Using this analysis and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of illustrative premiums of 21.0% to 66.8% to the undisturbed closing price per share of Company common stock of $7.88 as of August 3, 2023 and calculated a range of implied equity values per share of Company common stock of $9.53 to $13.14.

Forward-Looking Statements

This communication contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “will,” “plan,” “project,” “seek,” “should,” “target,” “would,” and similar expressions or variations intended to identify forward-looking statements.

These statements are based on the beliefs and assumptions of the Company’s management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements.

Factors that could cause or contribute to such differences include but are not limited to the following: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approval of the proposed transaction by the Company’s stockholders; (iii) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require the Company to pay a termination fee; (vi) the effect of the announcement or pendency of the proposed transaction on the Company’s ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, vendors, service providers and others with whom it does business, or its operating results and business generally; (vii) risks related to the proposed transaction diverting management’s attention from the Company’s ongoing business operations; (viii) the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay; and (ix) (A) any other risks discussed in Part I, Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and (B) other risk factors identified from time to time in other filings with the SEC. Filings with the SEC are available on the SEC’s website at http://www.sec.gov.

Actual results could differ materially from those anticipated in the forward-looking statements. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2023 Annual Meeting of Shareholders, which was filed with the SEC on April 28, 2023. To the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in such proxy statement, such changes have been reflected in the Company’s definitive proxy statement relating to the proposed transaction, which was filed with the SEC on September 29, 2023, or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.  Additional information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, is included in the Company’s definitive proxy statement relating to the proposed transaction, which was filed with the SEC on September 29, 2023.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Company by Locke Buyer LLC. In connection with the proposed transaction, on September 29, 2023, the Company filed a definitive proxy statement with the SEC. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT (IF AND WHEN AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are or will be able to obtain the documents (if and when available) free of charge at the SEC’s website at www.sec.gov, or free of charge from the Company within the Investor Relations section of the Company’s website http://ir.trhc.com or upon request from the Company’s Investor Relations Department.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TABULA RASA HEALTHCARE, INC.

	By:	/s/ Brian W. Adams
		Name:	Brian W. Adams
		Title:	President and Chief Executive Officer

Date: October 19, 2023